EXHIBIT 99.1

Anaren Reports 4th Quarter Results

SYRACUSE, N.Y., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported record net sales for the fiscal 2009 fourth quarter ended June 30, 2009 of $43.8 million, up 28.0% from $34.2 million for the fourth quarter of last year. Net sales for the fourth quarter of fiscal 2009 included $11.9 million of sales from M.S. Kennedy Corp. and Unicircuit, Inc.; which were acquired by the Company in the first quarter ended September 30, 2008.

GAAP (U.S. generally accepted accounting principles) net income for the fourth quarter of fiscal 2009 was $3.5 million, or $0.24 per diluted share, compared to $1.2 million, or $0.08 per diluted share for the fourth quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation and acquisition related intangible amortization, was $0.30 for the fourth quarter of fiscal 2009 compared to non-GAAP earnings per share of $0.13 for the fourth quarter of fiscal 2008.

The effective tax rate for the fourth quarter of fiscal 2009 was 30.3%, compared to an effective tax rate on income from continuing operations of 27.7% for the entire fiscal 2009 year and 25.3% for the fourth quarter of fiscal 2008. The tax rate increase resulted from changes in U.S. and foreign income distribution and tax provisions for ongoing federal and state income tax audits.

GAAP operating income for the fourth quarter of fiscal 2009 was $5.1 million, or 11.7% of net sales, up 349% from $1.1 million, or 3.3% of net sales for the fourth quarter of last year. Non-GAAP operating income for the fourth quarter of fiscal 2009, excluding non-cash equity based compensation and acquisition related intangible amortization, was $6.4 million, or 14.6% of net sales, up 214% from $2.0 million, or 5.9% of net sales, for the fourth quarter of fiscal 2008.

Lawrence A. Sala, Anaren's President and CEO, said, "The fourth quarter growth in Space & Defense Group net sales more than off-set the softening of demand in the Wireless Group. The increase in net sales, a favorable product mix and our continued cost containment efforts resulted in improved operating profitability for the quarter."

Net sales for the 2009 fiscal year ended June 30, 2009 were $166.9 million, up 27.1% from net sales of $131.3 million for last year. Sales for fiscal 2009 included $37.5 million of sales from M.S. Kennedy Corp. and Unicircuit, Inc. GAAP net income for fiscal 2009 was $9.9 million, or $0.70 per diluted share, compared to $9.2 million, or $0.61 per diluted share for fiscal 2008, which included $0.05 per diluted share of income from discontinued operations.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, acquisition related inventory step-up and intangible amortization, was $1.04 for fiscal 2009 compared to non-GAAP diluted earnings per share of $0.79 for fiscal 2008, which included $0.05 per diluted share of income from discontinued operations.

During the fourth quarter and for the 2009 fiscal year, the Company generated $12.2 million and $28.4 million, respectively, in operating cash flow as a result of improved profitability, collections and inventory management compared to the same periods in fiscal 2008. The Company did not repurchase any shares of its common stock in the fourth quarter and for the 2009 fiscal year the Company repurchased 471,000 shares for $5.0 million. Expenditures for capital additions were $1.4 million for the fourth quarter and $6.8 million for fiscal 2009. Cash, cash equivalents and marketable debt securities at June 30, 2009 were $64.8 million, up $20.7 million from $44.1 million at June 30, 2008.

Wireless Group

Wireless Group net sales for the quarter were $15.2 million, down 22.3% from the fourth quarter of fiscal 2008 and down 12.0% from 3rd quarter fiscal 2009 levels. Weaker demand for infrastructure products, predominately from applications in India and China, and for consumer products for satellite TV applications drove the decrease in sales from the third quarter.

During the quarter the Group began production of Xinger(r) III, the latest generation of its industry leading infrastructure standard component product line. In addition, the Group introduced new balun transformer products for analog-to-digital converter applications.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Nokia and Richardson.

Space & Defense Group

Space & Defense Group net sales for the quarter were $28.6 million, up 95% from the fourth quarter of fiscal 2008 and included $11.9 million of net sales from M.S. Kennedy Corp and Unicircuit, Inc. New orders for the quarter totaled $27.8 million and included contracts for components and assemblies for use in satellite, radar, and airborne jamming applications.

Space & Defense Group order backlog at June 30, 2009 was $87.0 million and included approximately $25.0 million from M.S. Kennedy and Unicircuit. Sala stated, "We are very pleased with the performance at both MSK and Unicircuit as well as the integration progress. The technologies and manufacturing capabilities of these two companies coupled with our core microwave design and test expertise has greatly expanded the addressable market for our Space & Defense Group."

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin and Northrop Grumman.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related inventory step-up and intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Outlook

For the first quarter of fiscal 2010, we anticipate comparable sales for the Wireless Group and a decline in sales for the Space & Defense Group from our just completed fourth quarter. As a result, we expect net sales to be in the range of $40 million to $43 million. We expect GAAP net earnings per diluted share to be in the range of $0.15 - $0.20 using an anticipated tax rate of approximately 32.0%, inclusive of approximately $0.05 - $0.06 per share related to expected equity based compensation expense and acquisition related amortization of acquired intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.20 - $0.25 for the first quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements." These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company's ability to continue to successfully integrate the MSK and Unicircuit acquisitions, including but not limited to, the timely and effective installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisitions, including the realization of the accretive effects from the acquisitions; the Company's substantial increase in long term debt ($50 million), and the unanticipated loss of key management employees. The Company also could experience an impairment of goodwill which increased as the result of the two recent fiscal 2009 acquisitions as well as acquisitions made in previous years. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; potential delay or inability to collect account receivables due to the current economic recession; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products; the potential need to relocate the Company's Suzhou, China facility due to expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2008 Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, August 6, 2009 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning August 6, 2009 through midnight August 10, 2009. To listen to the replay, interested parties may dial in the U.S. at 1-888-203-1112 and International at 1-719-457-0820. The access code is 5114816. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-591-4958 and International is 1-719-325-4927.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

                          ANAREN, INC.
             Condensed Consolidated Income Statement
              (in thousands except per share data)
                         (unaudited)

                      Three Months Ended             Year Ended
                    June 30,      June 30,      June 30,      June 30,
                      2009         2008           2009          2008
                  ------------  ------------  ------------  ------------

 Sales            $    43,831   $    34,239   $   166,905   $   131,316

 Cost of sales         28,121        24,821       112,289        90,838
                  ------------  ------------  ------------  ------------
   Gross profit        15,710         9,418        54,616        40,478
                  ------------  ------------  ------------  ------------
                         35.8%         27.5%         32.7%         30.8%
 Operating
  expenses:
   Marketing            2,461         1,719         8,967         7,018
   Research &
    Development         3,487         2,845        12,986        10,411
   General &
    Administration      4,643         3,458        18,636        13,592
   Restructuring           --           255            --           255
                  ------------  ------------  ------------  ------------
     Total
      operating
      expenses         10,591         8,277        40,589        31,276
                  ------------  ------------  ------------  ------------

 Operating income       5,119         1,141        14,027         9,202
                  ------------  ------------  ------------  ------------
                         11.7%          3.3%          8.4%          7.0%
 Other income
  (expense):
   Other income,
    primarily
    interest              120           439         1,088         2,322
   Interest
    expense              (282)          (27)       (1,482)          (79)
                  ------------  ------------  ------------  ------------
     Total other
      income
      (expense)          (162)          412          (394)        2,243
                  ------------  ------------  ------------  ------------

 Income from
  continuing
  operations
  before income
  taxes                 4,957         1,553        13,633        11,445
 Income taxes           1,500           393         3,774         2,982
                  ------------  ------------  ------------  ------------
   Income from
    continuing
    operations          3,457         1,160         9,859         8,463
                  ------------  ------------  ------------  ------------
                          7.9%          3.4%          5.9%          6.4%
 Discontinued
  operations:
 Income from
  discontinued
  operations               --            --            --           770
                  ------------  ------------  ------------  ------------
   Net income     $     3,457   $     1,160   $     9,859   $     9,233
                  ============  ============  ============  ============
                          7.9%          3.4%          5.9%          7.0%

 Basic earnings
  per share
   Income from
    continuing
    operations    $      0.25   $      0.08   $      0.71   $      0.57
   Income from
    discontinued
    operations             --            --            --          0.05
                  ------------  ------------  ------------  ------------
   Net Income     $      0.25   $      0.08   $      0.71   $      0.62
                  ============  ============  ============  ============

 Diluted earnings
  per share
   Income from
    continuing
    operations    $      0.24   $      0.08   $      0.70   $      0.56
   Income from
    discontinued
    operations             --            --            --          0.05
                  ------------  ------------  ------------  ------------
   Net Income     $      0.24   $      0.08   $      0.70   $      0.61
                  ============  ============  ============  ============

 Weighted average
  common shares
  outstanding
   Basic           13,895,679    14,236,344    13,911,125    14,826,795
                  ============  ============  ============  ============
   Diluted         14,409,919    14,420,118    14,179,171    15,067,711
                  ============  ============  ============  ============

                           ANAREN, INC.
                Condensed Consolidated Balance Sheet
                          (in thousands)
                           (unaudited)

                                                June 30,     June 30,
                                                  2009         2008
                                               ----------   ----------

 Assets:
 Cash, cash equivalents and short-term
  investments                                  $  61,703    $  31,785
 Accounts receivable                              24,756       23,102
 Other receivables                                 2,100        1,505
 Inventories                                      35,282       26,981
 Other current assets                              3,479        3,409
                                               ----------   ----------
   Total current assets                          127,320       86,782

 Net property plant and equipment                 52,889       42,266
 Securities available for sale                     1,050          314
 Securities held to maturity                       2,080       11,994
 Goodwill                                         42,635       30,716
 Other intangibles                                11,344           --
 Other assets                                         27           31
                                               ----------   ----------
                 Total assets                  $ 237,345    $ 172,103
                                               ==========   ==========

 Liabilities and Stockholders' Equity
 Liabilities:
 Current portion long-term debt                $   9,800    $      --
 Accounts payable                                  7,282        9,160
 Accrued expenses                                  5,207        2,581
 Customer advance payments                           118        1,259
 Other liabilities                                 2,526        2,619
                                               ----------   ----------
                 Total current liabilities        24,933       15,619

 Long-term debt                                   40,000
 Other non-current liabilities                    11,468        5,621
                                               ----------   ----------
                 Total liabilities                76,401       21,240

 Retained earnings                               104,399       94,540
 Common stock and additional paid-in capital     199,877      192,588
 Accumulated other comprehensive loss             (2,398)        (345)
 Less: cost of treasury shares                  (140,934)    (135,920)
                                               ----------   ----------
                 Total stockholders' equity      160,944      150,863
                                               ----------   ----------

 Total Liabilities and Stockholders' Equity    $ 237,345    $ 172,103
                                               ==========   ==========

                         ANAREN, INC.
  Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income,
     and Earnings Per Share (in thousands except per share data)
                        (unaudited)

                       Three Months Ended            Year Ended
                     June 30,     June 30,      June 30,     June 30,
                       2009         2008          2009         2008
                   ------------ ------------ ------------- ------------

 Sales             $    43,831  $    34,239  $    166,905  $   131,316
                   ============ ============ ============= ============

 GAAP gross
  profit           $    15,710  $     9,418  $     54,616  $    40,478
   Equity based
    compensation
    expense (1)            212          221           906          846
   Acquisition
    related
    inventory
    step-up (2)             --           --         2,164           --
   Acquisition
    related
    amortization
    of intangibles
    (3)                     39           --           143           --
                   ------------ ------------ ------------- ------------
     Non-GAAP
      gross profit $    15,961  $     9,639  $     57,829  $    41,324
                   ============ ============ ============= ============
     % of sales           36.4%        28.2%         34.6%        31.5%

 GAAP operating
  income           $     5,119  $     1,141  $     14,027  $     9,202
   Equity based
    compensation
    expense (1)            979          895         4,027        3,676
   Acquisition
    related
    inventory
    step-up (2)             --           --         2,164           --
   Acquisition
    related
    amortization
    of intangibles
    (3)                    298           --         1,076           --
                   ------------ ------------ ------------- ------------
    Non-GAAP
     operating
     income        $     6,396  $     2,036  $     21,294  $    12,878
                   ============ ============ ============= ============
    % of sales            14.6%         5.9%         12.8%         9.8%

 GAAP net income   $     3,457  $     1,160  $      9,859  $     9,233
   Equity based
    compensation
    expense (1)            979          895         4,027        3,676
   Acquisition
    related
    inventory
    step-up (2)             --           --         2,164           --
   Acquisition
    related
    amortization
    of intangibles
    (3)                    298           --         1,076           --
   Tax effect             (418)        (229)       (2,383)        (945)
                   ------------ ------------ ------------- ------------
     Non-GAAP
      operating
      income       $     4,316  $     1,826  $     14,743  $    11,964
                   ============ ============ ============= ============
     % of sales            9.8%         5.3%          8.8%         9.1%

 Diluted earnings
  per share
 GAAP earnings
  per share        $      0.24  $      0.08  $       0.70  $      0.61
   Equity based
    compensation
    expense (1)           0.07         0.06          0.28         0.24
   Acquisition
    related
    inventory
    step-up (2)             --           --          0.15           --
   Acquisition
    related
    amortization
    of intangibles
    (3)                   0.02           --          0.08           --
   Tax
    adjustments          (0.03)       (0.02)        (0.17)       (0.06)
                   ------------ ------------ ------------- ------------
 Non-GAAP
  earnings
  per share        $      0.30  $      0.13  $       1.04  $      0.79
                   ============ ============ ============= ============

 Weighted average
  common shares
  outstanding
   Diluted          14,409,919   14,420,118    14,179,171   15,067,711
                   ============ ============ ============= ============

 1) These costs represent expense recognized in accordance with FASB
    Statement No. 123R, Share-based Payment.
 2) These costs represent purchase accounting charges for step-up in inventory to fair market value charged to cost of sales related to the sale of acquisition related inventory in the nine months and quarter ended June 30, 2009.
 3) These costs represent amortization of purchase accounting charges for acquisition related intangible charged to expense for the nine months and quarter ended June 30, 2009.
 4) The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related inventory step-up and intangible amortization by expense category.

               Three Months Ended June 30, 2009

                                 Acquisition  Amortization
                   Equity Based   Inventory       of
                   Compensation    Step-up    Intangibles       Total
                   ------------ ------------ ------------- ------------
 Cost of sales     $       212  $        --  $         39  $       251
 Marketing                  72           --            --           72
 Research and
  Development              154           --            --          154
 General and
  Administrative           541           --           259          800
                   ------------ ------------ ------------- ------------
                   $       979  $        --  $        298  $     1,277
                   ============ ============ ============= ============

                  Year ended June 30, 2009

                                 Acquisition  Amortization
                   Equity Based   Inventory      of
                   Compensation    Step-up    Intangibles      Total
                   ------------ ------------ ------------- ------------
 Cost of sales     $       906  $     2,164  $        143   $    3,213
 Marketing                 289           --            --          289
 Research and
  Development              569           --            --          569
 General and
  Administrative         2,263           --           933        3,196
                   ------------ ------------ ------------- ------------
                   $     4,027  $     2,164  $      1,076   $    7,267
                   ============ ============ ============= ============

                           ANAREN, INC.
           Condensed Consolidated Statements of Cash Flows
                        (in thousands)
                          (unaudited)

                                                     Three
                                                     months      Year
                                                     ended      ended
                                                    June 30,   June 30,
                                                      2009      2009
                                                    --------  ---------
 Cash flows from operating activities:
     Net income                                     $ 3,457   $  9,859

 Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation                                     2,317      8,400
     Amortization                                       368      1,425
     Loss on disposal of fixed assets                    68         64
     Deferred income taxes                              116       (352)
     Equity based compensation                          979      4,027
     Receivables                                      1,456      4,766
     Inventories                                      3,442      2,818
     Accounts payable                                (2,026)    (2,512)
     Other assets and liabilities                     2,032       (132)
                                                    --------  ---------
     Net cash provided by operating activities       12,209     28,363
                                                    --------  ---------

 Cash flows from investing activities:
     Capital expenditures                            (1,356)    (6,831)
     Payment for purchase of M.S. Kennedy and
      Unicircuit                                         --    (48,166)
     Net maturities of marketable debt and
      equity securities                               5,350     19,329
                                                    --------  ---------
     Net cash provided by (used in) investing
      activities                                      3,994    (35,668)
                                                    --------  ---------

 Cash flows from financing activities:
     Proceeds from note payable                          --     49,800
     Payments on mortgage payable                        --     (1,210)
     Stock options exercised                          2,412      2,641
     Tax benefit from exercise of stock options         206        235
     Purchase of treasury stock                          --     (5,014)
                                                    --------  ---------
     Net cash provided by financing activities        2,618     46,452
                                                    --------  ---------

     Effect of exchange rates on cash                    30         35

     Net increase in cash and cash equivalents      $18,851   $ 39,182

 Cash and cash equivalents at beginning of period   $31,042   $ 10,711
                                                    --------  ---------

 Cash and cash equivalents at end of period         $49,893   $ 49,893
                                                    --------  ---------

CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514